Summary of Terms
                          Proposed Transaction Between
                  The Chalone Wine Group, Ltd. ("Chalone") and
               Les Domaines Barons de Rothschild (Lafite) ("DBR")


Conversion  of  debentures:   Offer by Chalone to convert all of its $20,884,000
                              of  convertible  debentures  into common  stock of
                              $7.00 per share,  with DBR agreeing to convert the
                              $12,394,000  of  convertible  debentures  that  it
                              holds.  DBR  will  receive   1,759,143  shares  of
                              Chalone common stock upon conversion.


Sale of equity:               Sale by Chalone of  $2,800,000 of new common stock
                              to  each  of  DBR  and  Summus   Financial,   Inc.
                              ("Summus")  at $6.00 per share and issuance of one
                              warrant to purchase  one share of common  stock at
                              $8.00 per share for each  share for each new share
                              purchased.   DBR  and  Summus  will  each  receive
                              416,667   shares  of  common   stock  and  416,667
                              warrants.


Exchange of DBR interest:     Contribution  by  Chalone  of  nearly  its  entire
                              interest  in  DBR   (12,983   shares)  to  Chateau
                              Duhart-Milon  ("D-M")  in  exchange  for  a  23.5%
                              interest in D-M. Chalone will retain a nominal interst (one share) in DBR and maintain the right to nominate one director to the DBR board.

                              As an equity holder in D-M, Chalone is deemed to be a general partner and is entitled to receive its pro rata portion of D-M's earnings and distributions. Chalone also receives the right to participate in any increases in capital of D-M on a pro rata basis.


D-M sale of DBR shares:       Sale  by  D-M  of  the   13,983   shares   of  DBR
                              contributed to D-M by Chalone for not less than FF58,685,000 in cash on or before December 31, 1995.


Standstill:                   Termination of the existing  standstill  agreement
                              between Chalone and DBR and agreement by DBR through December 31, 1999 not to increase its aggregate holdings of Chalone common stock to over 49.9% of the fully diluted shares outstanding. To be accomplished through either modification of the existing shareholders' agreement or creation of a new shareholders' agreement.



                                   EXHIBIT 1

                                Summary of Terms
                          Proposed Transaction Between
                  The Chalone Wine Group, Ltd. ("Chalone") and
           Les Domaines Barons de Rothschild (Lafite) ("DBR") (cont'd)


Board representation:         Increase in the number of  directors  from nine to
                              eleven.  Of the eleven,  three  directors  will be
                              nominated  by  DBR  and  two  directors   will  be
                              nominated by Summus.


Shareholder vote:             Shareholders  to vote  at  special  meeting  to be
                              scheduled as soon as practically possible.


D-M financials:               D-M financial records and statements to be subject
                              to maintenance and audit as required to meet SEC reporting requirements. Any costs associated with such requirements, to the extent these costs are in excess of D-M's normal cost of maintaining auditing its financial statements, will be the responsibility of Chalone.


Fairness opinion:             Chalone's  receipt  of  a  fairness  opinion  is a
                              condition to the completion of the transaction as contemplated above.


Interest on debentures:       Interest  on the  Chalone  debentures  held by DBR
                              will accrue until the closing of the transaction when the debentures are converted to common stock.


Dividend on DBR stock:        Chalone is entitled to the entire 1994 dividend on
                              the DBR shares it now holds. These dividends are scheduled to be paid in June or July 1995.


D-M partnership distribution: Chalone  will  receive  23.5% of the  entire  1995 distributions from D-M, it being the parties' intention that D-M will distribute 100% of its earnings for the year, according to French accounting standards. (Chalone's reported earnings on its D-M interest, for G.A.A.P. purposes, will commence effective with the closing.) Future distributions will be determined by the partners of D-M as appropriate.

                                Summary of Terms
                          Proposed Transaction Between
                  The Chalone Wine Group, Ltd. ("Chalone") and
           Les Domaines Barons de Rothschild (Lafite) ("DBR") (cont'd)


Timing: Chalone and DBR shall use their respective best efforts to negotiate, sign and close the proposed transaction as soon as possible. Chalone and DBR agree to cooperate in the preparation of all filings and other materials necessary to consummate the proposed transaction.


Not binding:                  This   document  is  not  intended  as  a  binding
                              agreement. Definitive documents will refelect the final terms binding on the parties.





Confirmed and Agreed to:              Confirmed and Agreed to:

/s/ W. Philip Woodward                /s/ Eric de Rothschild
- ------------------------              ------------------------
The Chalone Wine Group, Ltd.          Les Domaines Barons de Rothschild (Lafite)
By: W. Philip Woodward                By: Eric de Rothschild
Title: President                      Title: Gerant
Date: April 26, 1995                  Date: 26/4/95



                                   -3-